Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
United PanAm Financial Corp. and Subsidiaries:

We consent to the incorporation by reference and inclusion in the Registration Statements on Form S-8 (SEC File Nos. 333-148145, 333-129613, 333-101151 and 333-67049) and on Form S-3 (SEC File Nos. 333-130195 and 333-128188) of United PanAm Financial Corp. of our report dated March 12, 2008, relating to the consolidated statement of financial condition of United PanAm Financial Corp. and Subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2007 and 2006, which report appears in the December 31, 2008 Annual Report on Form 10-K of United PanAm Financial Corp.

/s/ GROBSTEIN, HORWATH & COMPANY LLP

Costa Mesa, California
March 16, 2009